Exhibit (n)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to this Registration Statement No. 333-90189 on Form N-2 of our report dated October 19, 1999 appearing in the Annual Report of Merrill Lynch Senior Floating Rate Fund II, Inc. for the period ended August 31, 1999, and to the reference to us under the caption “Financial Highlights” in the Prospectus, which is a part of such Registration Statement. We also consent to the use of our report dated September 29, 2000, to the Board of Trustess and Investors of Master Senior Floating Rate Trust, appearing in Part B of this Registration Statement.

/s/ Deloitte & Touche LLP Princeton, New Jersey October 3, 2000